As filed with the Securities and Exchange Commission on October 31, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SONUS NETWORKS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-1669692
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4 Technology Park Drive Westford, Massachusetts	01886
(Address of Principal Executive Offices)	(Zip Code)

Ribbon Communications 2008 Stock Incentive Plan

Ribbon Communications Assumed Performance Technologies, Incorporated 2012 Stock Incentive
Plan
Ribbon Communications Amended and Restated Stock Incentive Plan

Ribbon Communications Amended and Restated 2000 Employee Stock Purchase Plan

(Full Title of the Plans)

Daryl Raiford
Chief Financial Officer
Sonus Networks, Inc.
4 Technology Park Drive
Westford, Massachusetts 01886
(Name and Address of Agent For Service)

(978) 614-8100

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.0001 par value per share	9,281,751 shares	$8.95	(3)	$83,104,189.78	(3)	$10,347.00

(1)                                 Sonus Networks, Inc. (formerly known as Solstice Sapphire Investments, Inc.) (the “Registrant”) is filing this registration statement to register the issuance of (i) 388,656 shares of common stock, $0.0001 par value per share, of the Registrant (“Common Stock”), which are issuable pursuant to the Ribbon Communications 2008 Stock Incentive Plan, (ii) 54,342 shares of Common Stock which are issuable pursuant to the Ribbon Communications Assumed Performance Technologies, Incorporated 2012 Stock Incentive Plan, (iii) 7,407,240 shares of Common Stock which are issuable pursuant to the Ribbon Communications Amended and Restated Stock Incentive Plan and (iv) 1,431,513 shares of Common Stock which are issuable pursuant to the Ribbon Communications Amended and Restated 2000 Employee Stock Purchase Plan (collectively, the “Plans”).

(2)                                 In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)                                 Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon (i) with respect to 442,998 shares of Common Stock, $14.61, which is the weighted average per share exercise price (rounded to nearest cent) for certain outstanding stock options granted under the Plans, and (ii) with respect to 8,838,753 shares of Common Stock, $8.67, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on October 30, 2017.

EXPLANATORY NOTE

On October 27, 2017, pursuant to the Agreement and Plan of Merger, dated as of May 23, 2017 (the “Merger Agreement”), by and among Sonus Networks, Inc. (formerly known as Solstice Sapphire Investments, Inc.) (the “Registrant”), Sonus, Inc. (formerly known as Sonus Networks, Inc.) (“Former Sonus”), Solstice Sapphire, Inc. (“Solstice Merger Sub”), Green Sapphire Investments LLC (“Cayman Merger Sub”), Green Sapphire LLC (“GB Merger Sub”), GENBAND Holdings Company (“GENBAND”), GENBAND Inc. (“GB”) and GENBAND II, Inc. (“GB II”), (i) Solstice Merger Sub merged with and into Former Sonus, with Former Sonus surviving such merger as a wholly-owned subsidiary of the Registrant (the “Sonus Merger”), (ii) Cayman Merger Sub merged with and into GENBAND, with GENBAND surviving such merger as a wholly-owned subsidiary of the Registrant, (iii) GB merged with and into GB Merger Sub, with GB Merger Sub surviving such merger as a wholly-owned subsidiary of the Registrant and (iv) GB II merged with and into GB Merger Sub, with GB Merger Sub surviving such merger as a wholly-owned subsidiary of the Registrant (such mergers in clauses (i) through (iv) above, collectively, the “Mergers”).

Pursuant to the Merger Agreement:

•                  each Former Sonus stock option that was outstanding five business days prior to the closing date of the Sonus Merger (the “closing date”) became vested in full as of that date (to the extent not previously vested), and the holders of such Former Sonus stock options were permitted to exercise such awards on or prior to the date that was three business days prior to the closing date;

•                  to the extent not exercised as of the end of the day that was three business days prior to the closing date, each Former Sonus stock option granted under the Sonus Assumed Performance Technologies, Incorporated 2003 Omnibus Incentive Plan, the Sonus 2008 Stock Incentive Plan and the Sonus Assumed Performance Technologies, Incorporated 2012 Stock Incentive Plan (collectively, the “Specified Plans”) was, as of the effective time of the Mergers (the “Effective Time”), assumed by the Registrant and converted into an option to purchase that number of shares of the Registrant’s Common Stock equal to the number of shares of Former Sonus common stock subject to such option immediately prior to the Effective Time, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time, and continues to have, and be subject to, the same terms and conditions (including vesting arrangements and other terms and conditions set forth in the applicable plan and option agreement) as in effect immediately prior to the Effective Time;

•                  Former Sonus restricted stock units (“Former Sonus RSUs”) that were vested by their terms as of immediately prior to the Effective Time (after taking into account any accelerated vesting that occurred by reason of the Mergers) were settled in shares of Former Sonus common stock, and each Former Sonus RSU that was not then vested by its terms (after taking into account any accelerated vesting that occurred by reason of the Mergers) and settled in shares of Former Sonus common stock was, as of the Effective Time, assumed by the Registrant and converted into a new award of restricted stock units of the Registrant covering a number of shares of the Registrant’s Common Stock equal to the total number of shares of Former Sonus common stock then underlying such Former Sonus RSU and continues to have, and be subject to, the same terms and conditions (including the vesting arrangements (and accelerated vesting arrangements) and other terms and conditions set forth in any applicable plan and award agreement) as in effect immediately prior to the Effective Time; and

•                  each share of Former Sonus common stock issued pursuant to an equity compensation plan of Former Sonus or any of its subsidiaries that was subject to forfeiture or repurchase restrictions that was not vested by its terms (after taking into account any accelerated vesting that occurred by reason of the Mergers) was, at the Effective Time, converted into shares of the Registrant’s Common Stock and continues to have, and be subject to, the same terms and conditions (including the forfeiture and repurchase restrictions set forth in any applicable plan and award agreement) as in effect immediately prior to the Effective Time.

This registration statement is being filed by the Registrant in connection with the registration of the Registrant’s Common Stock issuable to eligible employees of the Registrant or its subsidiaries pursuant to awards granted or that may in the future be granted under the Plans, which were assumed by the Registrant in accordance with the terms of the Merger Agreement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.         Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).   The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)                                 The Registrant’s final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act filed on September 22, 2017, in connection with the Registrant’s Registration Statement on Form S-4, as amended (File No.  333-219008);

(b)                                 The Registrant’s Current Report on Form 8-K filed with the Commission on October 30, 2017;

(c)                                  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the Commission on October 27, 2017;

(d)                                 Former Sonus’ Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on February 27, 2017;

(e)                                  Former Sonus’ Quarterly Reports on Form 10-Q for the quarters ended September 30, 2017, June 30, 2017 and March 31, 2017, filed with the Commission on October 27, 2017, August 4, 2017 and April 27, 2017, respectively;

(f)                                   Former Sonus’ Current Reports on Form 8-K filed with the Commission on May 23, 2017, May 23, 2017, May 24, 2017, June 13, 2017, June 19, 2017, June 21, 2017, June 29, 2017, August 15, 2017, September 25, 2017, October 27, 2017 and October 30, 2017; and

(g)                                  The description of the Registrant’s Common Stock, which is contained in its Registration Statement on Form S-4, as amended (File No.  333-219008), under the heading “Description of New Solstice Capital Stock,” including any amendments or reports filed for purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) has opined as to the legality of the securities being offered by this registration statement.

Item 6.         Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.  The registrant’s certificate of incorporation provides that no director shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant’s certificate of incorporation and by-laws provide that the registrant will, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of being or having been a director or officer of the registrant or, while a director or officer of the registrant, serving or having served at the registrant’s request as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by him in connection with such action, suit or proceeding and any appeal therefrom, and such indemnification shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee, or agent.  The right to indemnification does not apply to any proceeding initiated by such persons unless the initiation of the proceeding was approved by the registrant’s board of directors.

The registrant maintains a general liability insurance policy which covers certain liabilities of its directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

The registrant has generally entered into indemnification agreements with its directors and officers.  These indemnification agreements require the registrant, among other things, to indemnify its directors and officers for certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts, actually and reasonably incurred by a director or officer in any action or proceeding arising out of his service as one of the registrant’s directors or officers, or as a director, partner, trustee, officer, employee or agent of another entity at the registrant’s request.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Number	Description

4.1(1)	Restated Certificate of Incorporation of the Registrant

4.2(1)	Amended and Restated By-Laws of the Registrant

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature pages of this registration statement)

99.1	Ribbon Communications 2008 Stock Incentive Plan

99.2	Ribbon Communications Assumed Performance Technologies, Incorporated 2012 Stock Incentive Plan

99.3	Ribbon Communications Amended and Restated Stock Incentive Plan

99.4	Ribbon Communications Amended and Restated 2000 Employee Stock Purchase Plan

(1)                                 Previously filed with the Commission as an exhibit to the Registrant’s Current Report on Form 8-K filed on October 30, 2017 (File No. 001-38267) and incorporated herein by reference.

Item 9.         Undertakings.

1.                                      Item 512(a) of Regulation S-K.  The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      Item 512(b) of Regulation S-K.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westford, Massachusetts, on this 31st day of October, 2017.

SONUS NETWORKS, INC.

By:	/s/ Raymond P. Dolan
Raymond P. Dolan
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Sonus Networks, Inc., hereby severally constitute and appoint Raymond P. Dolan, Daryl Raiford and Jeffrey M. Snider, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Sonus Networks, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Raymond P. Dolan	President, Chief Executive Officer and Director	October 31, 2017
Raymond P. Dolan	(Principal Executive Officer)

/s/ Daryl Raiford	Chief Financial Officer	October 31, 2017
Daryl Raiford	(Principal Financial Officer)

/s/ Rick Marmurek	Chief Accounting Officer	October 31, 2017
Rick Marmurek	(Principal Accounting Officer)

/s/ Richard J. Lynch	Chairman	October 31, 2017
Richard J. Lynch

/s/ Kim S. Fennebresque	Director	October 31, 2017
Kim S. Fennebresque

/s/ Bruns H. Grayson	Director	October 31, 2017
Bruns H. Grayson

/s/ Franklin (Fritz) W. Hobbs	Director	October 31, 2017
Franklin (Fritz) W. Hobbs

/s/ Beatriz V. Infante	Director	October 31, 2017
Beatriz V. Infante

/s/ Kent J. Mathy	Director	October 31, 2017
Kent J. Mathy

/s/ Scott E. Schubert	Director	October 31, 2017
Scott E. Schubert

/s/ Rick W. Smith	Director	October 31, 2017
Rick W. Smith